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The KE Report Interview

Cory Fleck:

Hey, everyone. Welcome in to another daily editorial here on the KE Report. We’re chatting with Axel Merk, and we have some important information to talk about when it comes to a precious metals fund that Axel and Merk Investments help manage. We’re also going to tie that into comments on more investor interest that Axel is seeing in precious metals, especially down into the precious metals equities. Axel is the president and CIO of Merk Investments, which specializes in investment strategies for gold, gold equities and stagflation. Now, this ASA fund that Axel and his team help manage is about a $370 million US fund. You can find it traded on the NYSE under that symbol ASA. Axel, you shared with us that there’s a contested takeover coming for this close-ended fund and there is a very important vote coming up next Friday, Friday, April 26th. Give us a little background on what’s happening within this ASA fund please.

Axel Merk:

Yes. Thanks for having me. It’s great to be with you again. ASA is what is called a closed-end fund. It was launched in 1958 in South Africa, of all places, because it was not possible to invest in gold in those days in the US, so it was launched down there. It was reincorporated in Bermuda in 2004. It is since 1958 trading as a closed-end fund on the New York Stock Exchange, and it’s been investing in mining companies. When Merk Investments, that’s our team, took on the management in 2019, we repositioned this fund into the junior mining space and it exhibits the hallmarks of what you can do in this space, which we think it is a very volatile space, but it has some amazing opportunities in it.

And what these closed-end funds do is they often trade at a discount, meaning there’s a net asset value and then there’s a trading price which is dictated by supply and demand, and these closed-end funds are thrown to these attacks by activists, and what that is these activists, they want to, quote, unquote, “capture” the discount. Meaning if you trade at a 10, 15% discount, they think they can get a pop in price. It’s much more easily said than done because the tools available don’t really work for ASA. Also, to the extent these tools are used, they work very briefly and typically only help the activists leaving the remaining shareholders with big expenses, but in the context of the junior mining space, as you and many of your listeners probably know, you can’t just trade this stuff in and out. These are highly illiquid securities, and even the signaling of a sale of these securities to create liquidity to pay out an activist could create a run on some of these stocks.

Shad Marquitz:

Yeah, Axel. That’s what I was thinking about when you were talking about it. If some of these very thinly traded juniors all of a sudden had all the selling liquidity show up, it would wreak havoc in the market. We see that even when something like the SILJ just does a rebalance, so you can imagine the impact it would have, especially when the volumes are so low in many of these juniors, but they are picking up and gold and silver have popped up and so have some of the mining stocks. How are you reading the lay of the land in the gold and silver equities in lieu of all this and the interest that you’re seeing from investors?

Axel Merk:

Sure. Well, first in general, and then maybe specific to our fund. In general, what tends to happen when the price of gold moves higher, the money tends to first move into the producers, the large cap companies, the ETF flow on the passive side, and then it takes a little while before that money goes into the junior companies. That said, if you look at 2019, 2020, 2021, the juniors in particular can substantially outperform. Now, the flip side of that is in the higher of a longer environment that we saw where access to funding is more difficult, and remember these junior companies exploration and development companies that need to have product access to funding, and indeed what we do at ASA is we help provide this funding to help institutionalize these assets, and as they move up the value chain so to speak, there is, at least historically, a disproportionate value gain, and so that’s one of the key things we’re trying to capture.

Often we get warrants when we participate in these funding rounds, they’re not available to retail investors. And so ever since Powell shifted away from higher for longer, even though the Fed hasn’t cut rates, that junior space has slowly come to life. Now, clearly the entire mining space hasn’t performed as well given the price of gold as we would’ve liked, but those dynamics are slowly, slowly playing out. And then on ASA specifically, you mentioned the low liquidity. We are able at times to trade these less liquid stocks, but we do it. When we do it, either we buy substantial stakes in these funding rounds, but when we need to sell, we do it typically between filings so we can be in the dark.

It’s very different if an activist comes in and says, “Hey, we’re going to liquidate this portfolio,” which is by the way, what we think will ultimately happen should this activist gain control because they will look at the options that they typically do and will realize that they’re not realistic. But even that, right, you announce a liquidation and guess what, then people will sell those things before the fund can. So it could be a very detrimental and expensive endeavor, and if any shareholder is listening, don’t just listen, please vote. These activists are counting on retail shareholders being asleep at the wheel, and please don’t be one of those.

Cory Fleck:

Axel, please let know if there’s anything else we can do to help with this vote, but let’s also talk about that funding environment for juniors because it has been very difficult for juniors to raise money. We currently are in a bit of a financing window, however small financings, two, $3 million, that’s more or less lights on money. Companies can’t do a whole lot with that money in terms of advancing work programs. Have you seen more interest in any certain types of these junior equities when it comes to raising money?

Axel Merk:

Well, what we do is we focus mostly on the management team. So there are certain management teams that have a proven track record, and the best of their projects, they tend to be able to get access to funding, but everybody else is still very, very difficult. So it has improved. We have participated in some deals, but it is still a tough environment, but it’s gotten a tad easier, but it’s not like there’s money flooding into the space. As far as the investor’s interest is concerned, that is certainly picking up. Now, maybe I’m a bit biased because obviously we have stepped up our speaking as well and our engagement, so that may have helped to gain interest. By the way, we’re not offering any shares. This is a closed-end fund, so we’re not continuously offering shares, but we do see when interest is picking up in the space. We do have an open product where we do see inflows. So investor interest is picking up, but it is not the sort of, quote, unquote, “gold rush” you might expect when the price of gold is near an all time high.

Shad Marquitz:

Axel, just a question for you because you brought up passive investing, and when you think about maybe 15, 20 years ago, there weren’t all these different ETFs, there weren’t as many funds, there weren’t as many options, and there also wasn’t the distraction of crypto and meme stocks and everything else. Do you think the landscape has fundamentally changed for investing in junior miners because they used to be the go-to place for that hot money to speculate, and now there’s just so many other options fragmenting the market?

Axel Merk:

Let me answer the hot money question first and then the passive investing second. The way I look at it is there are a few major groups of investors. There’s the investor concerned about the purchasing power of the dollar. There’s the investor looking for diversification. There’s the foreign central bank and then there’s the speculator, and I mentioned it in that order because the speculator loves good meme stock, loves the Mag 7, and they will like gold or gold mining when there’s a good trend behind it. But you’re absolutely right, those investors are currently looking elsewhere. I don’t think they will hesitate to come back if there’s a major rally. I somewhat like it because it takes a bit of the edge of volatility in that space. I’m not going to suggest that the volatility is going to be permanently lower, but we do see the volatility, at least in recent years being a tad less because of those alternatives. On the broader question of passive investment, that clearly has profound implications because an ETF will not participate in the funding deal.

They will only, and even if you look in our space, you have GDX and GDXJ as the two big ETFs. Well, GDXJ, the J is for junior, but those are not very junior companies. They are far larger than the sort of companies that we invest in. And then you also have the one step from that is the mutual funds. The mutual funds got burned pretty badly during the bear market last decade because they had helped fund many of these smaller companies, but then during the extended bear market that outflows, and so their portfolio was distorted as they had to sell them more liquid securities and got, quote unquote, “stuck” with the illiquid stuff, and so they have been burned. And so while they do participate in some of those deals, they’re far more reluctant than they historically have been. And then just more broadly speaking, there are fewer analysts, fewer experts in most of the mutual fund shops, there used to be two portfolio managers.

There’s only one, we have two. We are smaller than those guys are. We happen to think that we can add very good value with the two portfolio managers we have on ASA, but it’s expensive and a lot of the folks have left the industry, and it goes down to talent also on the mining side, there are not enough engineers graduating and all that. All of that makes this very difficult. On the other hand of the spectrum, the opportunity is that we continue to believe there is substantial opportunity to add value by helping these junior minds. Moving up the scale, if you look historically at the valuation premiums that as you move into these indices, they’re quite substantial, and the big, top boys haven’t invested, haven’t acquired assets, which means others will move up in my view, and that provides opportunities on the junior end for them to get revalued at significantly higher levels.

Cory Fleck:

It’s so true, Axel. This sector is smaller. Over the last decade, more than a decade, this sector’s gotten smaller, and that unfortunately feeds on itself when you’re looking for outside capital to come in and fund these projects, these companies. Now, to your point about major miners, they haven’t been active either. They can be a major funding source for these companies. Now everyone’s looking at the mid-tiers. They need to start funding and buying some of these juniors. Who is going to step up here, Axel, for a new funding avenue to provide capital to the explorers?

Axel Merk:

Well, I’m not going to give you specific names here, but it’s a super interesting space to watch. There are talks that we are aware of. And some companies, it’s obviously then a question of how will the market, quote, unquote, “reward” these? We see some mergers in the juniors that able to access funding creating just a bigger problem from two small problems that is not the solution. There are constructive mergers that really help. The one thing I should mention in this context, I talk about the opportunity, as we all know, not all these companies will make it. And one of the things we do in ASA is we intentionally spread the money very broadly. It’s like a venture capital approach that we believe some of these companies will make it big and make up for the losses that we have in other places. It’s one of the reasons why as an investor getting some sort of pool to access I think is of value, and in the junior space, ASA is one of the few, if not the only avenue to access that space.

Shad Marquitz:

Well, Axel, just along this theme of the mid-tiers and the majors putting equity into the companies versus the capital markets, a lot of the mergers we have seen have been those mergers of equals, whether the big boys merging with each other or some of the mid-tiers merging to create scale, but we haven’t seen that big rush of a lot of the development stage companies being picked off and invested in where that money then rotates into other companies. Do you think that there is a mismatch now as far as the development stage companies or the advanced explorers that have ounces in the ground or pounds in the ground, how they’re being valued where the bigger companies are just hesitant to buy them because of inflationary pressures?

Axel Merk:

I think the reason that big guys are hesitant to buy, the inflationary pressures they’ve gotten under control, I think is that they’re too big for them to have a meaningful acquisition with a meaningful mine life, it’s just down difficult. And so I think they have been looking more towards copper, gold sort of projects, meaning diluting their pure gold play because then they can get mines that have a much longer mine life. And what that means in practice is I think that we will see new big players emerge through mergers in the second tier, so to speak.

And so they will pretty much have to rely on themselves to build themselves up, and I think I have no doubt that will happen and there will continue to be, of course, acquisitions in the small space. Some of the more attractive mines are, of course, right next to some of the bigger players, so it’s an easy add-on for them. But sometimes those small add-ons are just very small and they have bigger fish to fry. They might be big deal for these small companies. They might be big deal for us, but these big companies have just gotten to a stage where they’re interested in scale and that’s just very difficult to get with many of these mines that are comparatively small.

Cory Fleck:

It’s so true. There’s so many smaller assets out there that just don’t move the needles for these big guys. Axel, what about funding in terms of money coming from other countries? It seems like the US especially is in a way turned away from these old school metals. We’ve seen Australia pick up a lot of the funding lifting. I’ve also heard that Europe and even some other countries in the Middle East could also be key funding avenues for companies. What’s your global outlook in terms of where money could come to help fund these projects?

Axel Merk:

Well, I can mostly comment on my own myopic view where we see the money come from. We see them come from similar parties out of Canada and Australia, that’s where we see a lot of the funding come for the sort of projects that we are involved in. It’s of course, that might be a bit simplistic. Those are groups that have historically invested in the space, have experience, they know the risk and the opportunity, have the resources and have been successful in this space, and it’s part of the reason why they have an appetite and continue to invest in this space. There are, of course, others as well, but those are the ones we see participate in the sort of deals that we participate in.

Shad Marquitz:

Well, Axel, at the onset, you mentioned that, despite gold breaking out to new all-time highs, and despite some of the strength we’ve seen in silver recently, the mining stocks really haven’t performed the way a lot of us were hoping they would. We were just making the point last week that when you think about the 2016 rally that we saw off the bottom in 2015 and the sector finally got moving, GDX got up to a level of 32, and that was with the backdrop of gold making it up to 1375. Well, now a thousand dollars later we’ve added a thousand bucks under gold. The GDX is still at the same basic level. Have you ever seen anything like this in your career?

Axel Merk:

No. That’s the short answer. I mean, obviously not because the price of gold has never been that high, but they’re printing a lot of cash. I mean, they have less leverage because they actually got their fiscal house, their balance sheet in order, and so they have less leverage, but still it goes right to the bottom line the money they’re printing. And as I indicated, a lot of the cost challenges, I think, are behind them. There’s clearly overall price level is higher, but they’ve gotten a lot of the production under the control, a lot of the cost under control, but the analysts haven’t really raised the estimate for the price of gold significantly in the out years. And so in the meantime, they’re printing money. And yes, the valuations have lagged behind. I mean, it’s talk about value, I suppose, right?

Cory Fleck:

Yeah, possibly there could be a lot of catching up to do here. Axel, another question. When it comes to these juniors, a lot of juniors now have a resource. There’s a lot of million ounce plus resources out there way more than a decade ago during the last bull run. How do you filter through all these juniors with assets to find which ones are of higher quality? What characteristics do you look for?

Axel Merk:

Well, our team does look at most things that’s presented to us, and we get a lot of things presented to us. We tend to veer towards the same management teams. It’s the same as in the venture capital firm. If somebody has been successful months, the odds of them succeeding again are just higher. So if you don’t have a proven management team, it is very difficult for them to raise money, especially since the resource costs. And what we can do, and the, quote, unquote “advantage” there is when there are few others offering capital, is that we can help influence the deal structure. As I indicated, often we have warrants attached when we participate in these funding rounds. And just for those who are not that familiar with warrants, it’s an opportunity to buy more shares at a price down the road within a certain timeframe, with the big thing that the company actually then gets the money if we buy more shares at that, so it’s a win for the company to get additional funding, and it’s obviously it’s companies that succeed.

It’s good for us because we lock in the price early and then can execute at some point down the road, but we can also structure things differently and suggest some convertible structure or something else. And so we have seen more, I don’t know whether you want to call them non-traditional fundings, but something other than just equities plus warrants that come to us. But ultimately, yes, it’s the management team that is the most important one. And of course, with the right management team, you can expect that all the other factors go into place.

One of the big things that had been around a little less in the news right now is all like, how do you take care of all the social elements and whatnot? Well, a mine is not going to get the permits if they don’t take care of the local community, if they don’t take care of the workers, if they don’t pay enough in taxes and whatnot, if they haven’t done the environmental studies and all that. And a good management team, you take it for granted, obviously you do your due diligence, but you take it for granted that they have undertaken many of these steps and know the sort of hurdles they face in whichever jurisdiction that they’re active in.

Shad Marquitz:

Well, Axel, just as some of that helps fund some of these companies, and you brought up the warrants there, while they can be good for investors that pick up those warrants, they can be a nightmare for investors that bought in the open market and see the price get capped when those warrants get exercised and clipped. Or some people now, if they’re doing a life financing or even some of these flow through funds in Canada, there’s investors that don’t really care that much about the stock and jump out immediately and just keep the warrants. It can be a real price suppressor for these companies, and it can create a problem for upside mobility. Do you think the problem is that the industry has funded itself on a shoestring budget for so long instead of funding multi-year programs where they really have the time to answer those unanswered questions?

Axel Merk:

Well, the funding won’t be available for an eternal lifeline. When you fund a project, you’re going to get money for say, two years. It’s never going to be... Never maybe the wrong word. You typically do not get the money to develop the full mine. You get it to the next stage, and then there’s a status report. And if you deliver, then odds are higher that you will get the next funding round. It’s not assured because if there’s a hostile funding environment, you won’t get it. Remember that the warrants, when somebody exercises the warrants, the company actually gets money, so they get funding. Does it cap the upside? I’m sure there are some stories out there where you could make that case, but keep in mind that those are success stories.

These are stories where these companies are actually succeeding. Now, you might be frustrated that you can’t make even more of an upside, but as they get money with these warrants, they can make it to the next stage thereafter, and presumably the company will be even more valuable. So we overall see these warrants very positively, but by all means, if those who have a different view want to reach out to us, they’re happy to discuss it because we often are the folks that insist on warrants being part of the funding round. So if somebody out there thinks that those are an issue, please do talk to us and we’ll be more than happy to see whether you have other suggestions that are more appropriate.

Cory Fleck:

Yeah. Well, isn’t that the thing, though? It’s options, right? These companies would love to have more money, but they’d also love to have higher market cap so they don’t have to take on that sort of dilution. It’s a tough game, and it has been for a long time for these junior companies, small market caps, raising money for year after year work programs and hoping those work programs follow through. But again, they can try to raise a lot more money, but then they’re going to go through a lot more dilution, and a lot of the time, that could be the whole company too. So it’s a tough game for these juniors.

We do need some more funding avenues out there, and if this ASA fund gets taken over, well, it sounds like that’d be even less of a funding avenue for these companies. So Axel, again, let us know if there’s anything else we can do to help out. If any of you have any questions on the ASA Fund or anything that we talked to Axel about, you can always reach out to us and we can pass those messages along to Axel. Axel, it’s been great chatting with you. Thank you very much for these insights on the precious metals market, especially on the junior side.

Axel Merk:

Thank you. And ASA LTD is the website ASA LTD, or just Google it and reach out to us. There’s lots of information out there. And yes, if you are a shareholder, please vote with management. Make sure you vote the quote, unquote, “white card,” and reach out to us with questions.